Free Writing Prospectus

Filed Pursuant to Rule 433

Dated October 24, 2017

Registration Statement Nos. 333-208514 and 333-208514-05

FORDL 2017-B $1.0bn **Full Pxing**

$1.0bn Ford Credit Auto Lease Trust Series 2017-B

JT-BOOKS:	Citi(Str), Deutsche Bank, HSBC, Natwest Markets
Co-Manager:	BNY Mellon, US Bank
Selling Group:	CastleOak, Mischler

CLASS	$AMT(MM)	WAL	S/F	L. Fin	BENCH	SPREAD	YLD%	CPN%	PX
A-1	192.00	0.31	A-1+/F1	11/15/18	YLD%		1.350	1.35	100.00000
A-2a	260.00	1.10	AAA/AAA	06/15/20	EDSF+	15bp	1.810	1.80	99.99652
A-2b	180.00	1.10	AAA/AAA	06/15/20	1ML+	16bp	—
A-3	266.00	1.88	AAA/AAA	12/15/20	EDSF+	23bp	2.041	2.03	99.99566
A-4	102.00	2.23	AAA/AAA	02/15/21	ISWP+	34bp	2.181	2.17	99.99753
B	56.19	2.36	AA/AA	03/15/21	ISWP	Retained
C	52.43		**Not offered**

— Transaction Details —

* Settle:	:	10/30/2017
* First Pay Date:	:	11/15/2017
* BBG Ticker:	:	FORDL 2017-B
* Pricing Speed:	:	100% PPC
* Distribution:	:	Monthly on the 15th
* Min Denoms:	:	$1k x $1k
* ERISA Eligible:	:	Yes, across all offered tranches
* Format:		Public / SEC Registered
* Delivery:		DTC, Eurostream, Clearstream
* Exp. Ratings:		S&P/Fitch
* Bill & Deliver:		Citi

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at https://urldefense.proofpoint.com/v2/url?u=http-3A  www.sec.gov&d=DwIGaQ&c=j-EkbjBYwkAB4f8ZbVn1Fw&r=O8KUb H9nyqIMVB3BV4SxqvDnsK4QxU0TvM64VuY8R4&m=RVH02TIi1SO4H2W7fxr-W962YgplQTjKb PFNWkGIYY&s=SwdlLlEuZg1XlMQ dQSGbpRvMcOh Uv-MhRL0sA0XL8&e= .  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded.  Such text has been automatically generated via bloomberg or another system.